Exhibit 2.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

GLOBAL SERVICES PARTNERS ACQUISITION CORP.,

SOUTHPEAK INTERACTIVE, LLC

and

THE MEMBERS OF SOUTHPEAK INTERACTIVE, LLC

May 12, 2008

TABLE OF CONTENTS

Article I DEFINITIONS and interpretation		1
1.1	Definitions	1
1.2	Other Defined Terms	4
1.3	Interpretation	5
Article II PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS		5
2.1	Purchase of the Membership Interests from the Members	5
2.2	Purchase Price	5
Article III the CLOSING		6
3.1	Closing	6
3.2	Conditions to Obligations of the Buyer	6
3.3	Conditions to Obligations of the Company and the Members	7
Article IV REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND THE COMPANY		9
4.1	Organization and Qualification	9
4.2	Subsidiaries	10
4.3	Capitalization	10
4.4	Authority Relative to this Agreement	10
4.5	No Conflict; Required Filings and Consents.	11
4.6	Compliance	11
4.7	Financial Statements	12
4.8	No Undisclosed Liabilities	13
4.9	Absence of Certain Changes or Events	13
4.10	Litigation.	13
4.11	Employee Benefit Plans	14
4.12	Labor and Employment Matters	14
4.13	Restrictions on Business Activities	14
4.14	Title to Property.	15
4.15	Taxes	15
4.16	Intellectual Property.	16
4.17	Insurance	17
4.18	Governmental Actions/Filings.	17
4.19	Interested Party Transactions.	17
4.20	Manager Approval	18
4.21	Member Approval	18
4.22	Brokers; Third Party Expenses	18
Article V RePRESENTATIONS AND WARRANTIES OF THE BUYER		18
5.1	Organization and Qualification.	18
5.2	Subsidiaries	19
5.3	Capitalization.	19
5.4	Authority Relative to this Agreement	20
5.5	No Conflict; Required Filings and Consents	21
5.6	Compliance	21
5.7	SEC Filings; Financial Statements.	21
5.8	No Undisclosed Liabilities	22

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5.9	Indebtedness	22
5.10	Over-the-Counter Bulletin Board Quotation	22
5.11	Board Approval	22
5.12	Brokers	23
Article VI ADDITIONAL AGREEMENTS		23
6.1	Conduct of Business	23
6.2	Restrictions on Conduct of Business	23
6.3	No Claim Against Trust Account	25
6.4	Access to Information	25
6.5	Confidential Information; Non-Solicitation or Negotiation	25
6.6	Public Disclosure	26
6.7	Consents; Cooperation	27
6.8	Legal Requirements	27
6.9	Blue Sky Laws	27
6.10	Employment Agreements	27
6.11	Indemnification	27
6.12	Registration of Founder Warrants.	28
6.13	Further Assurances	28
Article VII TERMINATION, AMENDMENT AND WAIVER		28
7.1	Termination	28
7.2	Effect of Termination	29
7.3	Expenses and Termination Fees	29
7.4	Amendment	30
7.5	Extension; Waiver	30
Article VIII GENERAL PROVISIONS		30
8.1	Notices	30
8.2	Counterparts	31
8.3	Entire Agreement; Nonassignability; Parties in Interest	31
8.4	Severability	31
8.5	Remedies Cumulative; Specific Performance.	32
8.6	Governing Law	32
8.7	Rules of Construction	32

EXHIBITS

Exhibit A	Executive Chairman Agreement
Exhibit B	CEO Employment Agreement

SCHEDULES

Schedule I	Members and Share Distribution
Schedule II	Buyer Continuing Directors

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is made and entered into this 12th day of May, 2008, by and among Global Services Partners Acquisition Corp., a Delaware corporation (“Buyer”), SouthPeak Interactive, LLC, a Virginia limited liability company (the “Company”), and the Members of the Company set forth on Schedule I attached hereto (the “Members”).

WHEREAS, the Members own all of the membership interests of the Company (the “Membership Interests”); and

WHEREAS, the Buyer desires to acquire the Membership Interests, and the Members desire to exchange the Membership Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“Buyer Contracts” mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Buyer or its Subsidiaries is a party or by or to which any of the properties or assets of the Buyer or its Subsidiaries may be bound, subject or affected (including without limitation notes or other instruments payable to the Buyer or its Subsidiaries).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contracts” mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company).

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Company Products” means all current versions of products or service offerings of the Company.

“Governmental Entity” means any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign.

“Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, foreign, state, provincial, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (b) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (d) domain names, uniform resource locators and other names and locators associated with the Internet (e) industrial designs and any registrations and applications therefor; (f) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (g) all databases and data collections and all rights therein; (h) all moral and economic rights of authors and inventors, however denominated, and (i) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an officer, director or managerial personnel of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation and such knowledge as such persons reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Buyer Contracts.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets, revenues, financial condition, results of operations or business prospects of an entity; provided, however, that (a) changes in general industry or economic conditions, (b) adverse effects arising from the announcement or consummation of the transactions contemplated hereby, or (c) changes GAAP that apply generally to the industry in which the Company operates.

“Permitted Liens” means (a) liens for current Taxes and other statutory liens and trusts for Taxes not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Subsidiary” means with respect to any Person, any Business Entity of which a majority of outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of or otherwise exert control over such Business Entity, are owned, directly or indirectly, by such Person.

“SEC” means the Securities and Exchange Commission.

“Tax” or “Taxes” refers to any and all federal, foreign, state, provincial, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

1.2 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each such term:

TERM	SECTION
Agreement	Preamble
Alternative Proposal	Section 6.5(b)
Annual Financial Statements	Section 4.7(a)
Approvals	Section 4.1(a)
Blue Sky Laws	Section 4.5(b)
Buyer	Preamble
Buyer SEC Reports	Section 5.7(a)
Buyer Disclosure Schedule	Article V
CEO Employment Agreement	Section 6.1`
Class B Common Stock	Section 5.3(a)
Closing	Section 2.1
Closing Date	Section 3.1
Company	Preamble
Company Disclosure Schedule	Article IV
Convertible Securities	Section 5.3(a)
Copyrights	Section 1.1
Exchange Act	Section 4.5(b)
Executive Chairman Agreement	Section 6.11
Final Date	Section 7.1(b)
FINRA	Section 5.10
GAAP	Section 4.7(a)
Insider	Section 4.17(a)
Material Company Contracts	Section 4.17(a)
Members	Preamble
Membership Interests	Recitals
Merger Co 1	Section 5.2(a)
Merger Co 1 Common Stock	Section 5.3(b)
Merger Co 1 Preferred Stock	Section 5.3(b)
Merger Co 1 Stock	Section 5.3(b)
Merger Co 2	Section 5.2(a)
Merger Co 2 Stock	Section 5.3(c)
Mergers	Section 3.2(e)
Patents	Section 1.1
PDF	Section 3.1
Personal Property	Section 4.14(b)
PIPE Financing	Section 3.3(g)
Plans	Section 4.11(a)
Preferred Stock	Section 5.3(a)
Purchase Price	Section 2.2
Representatives	Section 6.4(a)
Returns	Section 4.15(a)
Securities Act	Section 4.5(b)
Shares	Section 2.2

Stock Options	Section 5.3(a)
Stub Financial Statements	Section 4.7(b)
Trademarks	Section 1.1
Trust Account	Section 5.12
Warrants	Section 5.3(a)

1.3 Interpretation. In this Agreement, unless clear contrary intention appears:

(a) A reference herein to days shall mean calendar days unless otherwise specified, and any day or deadline or end of a time period hereunder which falls on a day other than a business day shall be deemed to refer to the first business day following such day or deadline or end of the time period, as the case may be;

(b) A reference in this Agreement to an article, section, exhibit or schedule shall mean an article or section of, or exhibit or schedule attached to, this Agreement, as the case may be;

(c) The word “including” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive and is used in the inclusive sense of “and/or,” and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(d) A reference to document, instrument or agreement shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(e) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

ARTICLE II
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

2.1Purchase of the Membership Interests from the Members. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Members shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Members, all of the Membership Interests.

2.2Purchase Price. The purchase price (the “Purchase Price”) to be paid by the Buyer for the Membership Interests shall be $35,000,000 which the parties anticipate will be comprised of 35,000,000 shares (the “Shares”) of the Buyer’s common stock, par value $.0001 per share (the “Common Stock”), issued to the Members in accordance with Schedule I of which 1,000,000 shares of such Common Stock has been issued to Terry Phillips as of the date hereof. If the Closing does not occur on or before May 31, 2008, at the option of the Buyer such 1,000,000 shares shall immediately be cancelled with no further action on the part of Terry Phillips.

ARTICLE III
THE CLOSING

3.1 Closing(a) . The Closing shall take place at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102 at 10:00 a.m., Eastern Time, on the later of (a) May 6, 2008 or (b) the second business days following the satisfaction or waiver of each of the conditions to Closing set forth in Sections 3.2 and 3.3 (other than the delivery of agreements , certificates or other documents which are to be delivered at the Closing), or at such other date and time as the Buyer and the Members may mutually agree) (the “Closing Date”). The documents to be delivered at the Closing (other than stock certificates evidencing the Shares) may, at the election of the parties, be exchanged by telecopier or electronic transmission in portable document format (“PDF”) upon a written undertaking to provide original executed copies within one business day following the Closing.

3.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a) Continued Truth of Representations and Warranties of the Company and the Members; Compliance with Obligations.

(i) The Company and the Members shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, which are necessary for the consummation of the transactions contemplated by the Agreement;

(ii) The representations and warranties of the Company and the Members set forth in Article IV shall be true and correct when made on the date hereof and shall be true and correct as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

(iii) The Company and the Members shall have performed or complied with all of their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date; and

(iv) No action, suit or proceeding shall be pending or threatened in writing by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of the Buyer to own, operate or control the Company, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(b) Performance by the Company and the Members. The Company shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise), signed by the Managing Member of the Company, to the effect that each of the conditions specified in Section 3.2(a) have been satisfied.

(c) Closing Deliveries by the Company and the Members. The Company and the Members shall deliver to the Buyer at the Closing such documents, instruments or certificates as the Buyer may reasonably request, including without limitation:

(i) certificates of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the organizational documents delivered pursuant to Section 4.1;

(ii) the original minute book of the Company to the extent one exists;

(iii) a counterpart of the Executive Chairman Agreement executed by Terry Phillips;

(iv) a counterpart of the CEO Employment Agreement executed by Melanie Mroz;

(v) all consents, permissions, approvals, novations, authorizations or waivers, in form reasonably satisfactory to the Buyer, required to be obtained under this Agreement; and

(vi) a cross receipt executed by the Members for the Shares.

(d) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on the Company, or any change that has a Material Adverse Effect on the Company.

(e) Merger with Merger Co 1 and Merger Co 2. The Buyer shall have filed a certificate or certificates of merger with the Secretary of State of the State of Delaware to merge with Merger Co 1 and Merger Co 2 so that, as of the Closing, the separate existence of Merger Co 1 and Merger Co 2 shall cease (the “Mergers”). Pursuant to the Mergers, the Buyer shall change its name to SouthPeak Interactive Corporation.

(f) Reasonable Satisfaction of the Buyer. All actions to be taken by the Company and the Members in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be in accordance with the terms and provisions of this Agreement, and otherwise shall be reasonably satisfactory in form and substance to the Buyer.

3.3 Conditions to Obligations of the Company and the Members. The obligations of the Company and the Members to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company and the Members: Continued Truth of Representations and Warranties of the Buyer; Compliance with Obligations.

(i) The Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, which are necessary for the consummation of the transactions contemplated by the Agreement;

(ii) The representations and warranties of the Buyer set forth in Article V shall be true and correct when made on the date hereof and shall be true and correct as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

(iii) The Buyer shall have performed or complied with all of their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date; and

(iv) No action, suit or proceeding shall be pending or threatened in writing by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(v) The Buyer shall be closing a financing contemporaneously with the Closing hereunder in an amount and upon such terms that are acceptable to the Members.

(b) Performance by the Buyer. The Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise), signed by an officer of the Buyer, to the effect that each of the conditions specified in Section 3.3(a) have been satisfied.

(c) Closing Deliveries. The Buyer shall deliver to the Members at the Closing such documents, instruments or certificates as the Members may reasonably request, including without limitation:

(i) share certificates evidencing the Shares (less the certificate evidencing the Contingent Shares);

(ii) a resignation, effective as of the Closing, of each officer and director of the Buyer from each such position (except for any director of the Buyer who is named in Schedule II hereto), executed by such person;

(iii) a counterpart of the Executive Chairman Agreement executed by the Buyer; and

(iv) a counterpart of the CEO Employment Agreements executed by the Buyer.

(d) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on the Buyer, or any change that has a Material Adverse Effect on the Buyer.

(e) Stock Quotation. The Buyer at Closing shall be quoted on the OTCBB, and there will be no action or proceeding pending or threatened against the Buyer by FINRA to prohibit or terminate the quotation of the Common Stock on the OTCBB.

(f) SEC Compliance. Immediately prior to the Closing, the Buyer shall be in compliance with the reporting requirements under the Exchange Act, and shall have timely filed all Exchange Act reports for the 12 month period preceding the Closing.

(g) Reasonable Satisfaction of the Company and the Members. All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and the Members.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company and the Members concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), which shall identify exceptions by specific section references, each of the Company and the Members severally and jointly represent and warrant to the Buyer, as set forth below in this Article IV.

4.1 Organization and Qualification.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of organization and operating agreement of the Company, as amended and currently in effect, have been heretofore delivered to Buyer or Buyer’s counsel. The Company is not in violation of any of the provisions of its articles of organization or operating agreement.

(b) The Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 4.1(b).

4.2 Subsidiaries. Except as set forth on Schedule 4.2, The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Subsidiary.

4.3 Capitalization.

(a) The capitalization of the Company consists of the Membership Interests set forth on Schedule 4.3(a). All of the Membership Interests are validly issued, fully paid and nonassessable. All of the Membership Interests are owned by the Members free and clear of any Liens and each Member has all right to sell and transfer their respective Membership Interests as contemplated by this Agreement and upon such sale and transfer, such Membership Interests shall be acquired by the Buyer as contemplated by Section 2.1 of this Agreement free and clear of any Liens.

(b) Except for a convertible note convertible into equity of the Company at the lesser of a $31,600,000 pre-money valuation or the price paid in an equity financing to the Company that occurs before June 30, 2009, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Membership Interests or similar equity security of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) All Membership Interests have been issued in compliance with all applicable securities laws and other applicable laws and regulations.

(d) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(e) No Membership Interests are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

4.4 Authority Relative to this Agreement.

(a) The Company and each of the Members has all necessary power and authority to execute and deliver this Agreement and to perform its, his or her obligations hereunder and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company or the Members are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the applicable law and the terms and conditions of this Agreement.

(c) This Agreement has been duly and validly executed and delivered by each of the Members, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each Member, enforceable against each Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and the Members does not, and the performance of this Agreement by such Persons shall not, (i) conflict with or violate the Company’s articles of organization or operating agreement, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by each of the Company and the Members does not, and the performance of this Agreement by such Persons shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act of 1933, amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 4.5(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent consummation of the transactions contemplated hereby or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.6 Compliance. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.6, no written notice of non-compliance with any Legal Requirements has been received by the Company. The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) The Company has provided to the Buyer audited financial statements (including any related notes thereto) for the fiscal years ended June 30, 2007, 2006 and 2005 (the “Annual Financial Statements”). The Annual Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The Company has provided to the Buyer a correct and complete copy of the unaudited financial statements of the Company for the six-month period ended December 31, 2007, (collectively, the “Stub Financial Statements”). The Stub Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Annual Financial Statements and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal audit adjustments.

(c) The books of account and other books and records pertaining to the membership interests in the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Annual Financial Statements and the Stub Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Company’s knowledge, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) to the Company’s knowledge, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

4.8 No Undisclosed Liabilities. The Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (a) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Stub Financial Statements or in the notes to the Annual Financial Statements, and (b) liabilities arising in the ordinary course of the Company’s business since December 31, 2007, none of which would have a Material Adverse Effect on the Company, additional advances against the Company’s line of credit and a $2,000,000 secured loan from FI Investment Group, LLC.

4.9 Absence of Certain Changes or Events. Except as set forth in Schedule 4.9 hereto or in the Stub Financial Statements, since December 31, 2007, there has not been: (a) any Material Adverse Effect on the Company, (b) except for approximately $1,000,000 to cover the income tax obligations of the Members resulting from the prior taxable income which the Company has generated, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Membership Interests, or any purchase, redemption or other acquisition by the Company of any of the Membership Interests or any other equity securities of the Company or any options, warrants, calls or rights to acquire Membership Interests or any other equity securities of the Company, (c) any split, combination or reclassification of any of the Company’s equity securities, (d) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (e) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (f) any material change by the Company in its accounting methods, principles or practices, (g) any change in the auditors of the Company, (h) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (i) any agreement, whether written or oral, to do any of the foregoing.

4.10 Litigation.

(a) There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company and the Members, threatened against the Company or any manager or officer thereof before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

(b) There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company and the Members, threatened against the Company or the Members before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former manager, officer, employee or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to the Buyer in writing, or as required by this Agreement), or to enter into any new Plan.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Member, manager, officer or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12 Labor and Employment Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees. Any action, complaint or investigation brought against the Company by the National Labor Relations Board or any other federal, foreign, state, provincial or local government or agency or administrative body since inception of the Company is listed on Schedule 4.12 hereto. There are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Members, threatened in writing between the Company or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand.

4.13 Restrictions on Business Activities. To the knowledge of the Company and the Members, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.14 Title to Property.

(a) The Company does not own any real property or any options or other contracts under which the Company has a right to acquire any interest in real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Annual Financial Statements, other than those entered into or acquired on or after July 1, 2007 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Annual Financial Statements, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

4.15 Taxes. Except as set forth in Schedule 4.15 hereto:

(a) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(b) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) To the knowledge of the Company and the Members, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(f) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Annual Financial Statements or the Stub Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

4.16 Intellectual Property.

(a) No Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company owns or has enforceable rights to use all material Intellectual Property required for the conduct of its business as presently conducted or to be conducted. Except as disclosed in Schedule 4.16(b) hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c) To the Company’ knowledge, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices. Except as disclosed in Schedule 4.16(d), or as otherwise set forth in any electronic game development agreements, the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intellectual Property of others; (b) no royalties, honorariums or fees are payable by it to any person by reason of the ownership or use of any of the Intellectual Property; (c) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property and no grounds for any such claims exist; (d) the Company has not made any claim of any violation or infringement by others of any of its Intellectual Property or interests therein and, no grounds for any such claims exist; (e) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property, and neither the use of the Intellectual Property nor the operation of its business is infringing or has infringed upon any intellectual property rights of others; (f) the Intellectual Property is sufficient and includes all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (g) no interest in the Company’s Intellectual Property has been assigned, transferred, licensed or sublicensed by any Company to any person; (h) to the extent that any item constituting part of the Intellectual Property has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 4.16 and were duly made and remain in full force and effect; (i)  there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intellectual Property; (j) to the extent any of the Intellectual Property constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (k) the Company’s current Intellectual Property will remain in full force and effect following the Closing without alteration or impairment.

4.17 Insurance. The insurance policies which the Company maintains are, to the Company’s knowledge, adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

4.18 Governmental Actions/Filings.

(a) The Company has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by the Company of its business or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to the Buyer. Each such Governmental Action/Filing is in full force and effect, and the Company is in compliance with all of its obligations with respect thereto.

(b) Except as set forth in Schedule 4.18(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

4.19 Interested Party Transactions.

(a) Except as set forth in the Schedule 4.19 hereto, no Member, employee, officer or manager of the Company or a member of his or her immediate family:

(i) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary for services rendered, (B) reimbursement for reasonable expenses incurred on behalf of the Company, and (C) for other employee benefits made generally available to all employees.

(ii) to the knowledge of the Company and the Members, has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each Member, employee, officer or manager of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company.

(b) is directly, or to the knowledge of the Company and the Members, indirectly interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

(c) The Company is not a guarantor to the debt or other obligations of any of its Members, employees, officers, managers or affiliates (“Company Guarantees”).

4.20 Manager Approval. The managers of the Company have, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

4.21 Member Approval. The Membership Interests owned by the Members constitute, in the aggregate, all of the outstanding equity interest in the Company, and therefore represent the requisite approval necessary for the adoption of this Agreement and the approval of the transactions contemplated hereby by the Members of the Company in accordance with the Company’s articles of organization and operating agreement and applicable law.

4.22 Brokers; Third Party Expenses. Except as to HCFP/Brenner Securities LLC which is to be compensated for advisory and fund raising services, neither the Company nor any Member has incurred, or will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No Membership Interests or other equity securities, options, warrants or other securities of any of the Company or the Buyer are payable by the Company or any Member to any third party by the Company as a result of the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the disclosure schedule delivered by the Buyer concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”), which shall identify exceptions by specific section references, the Buyer represents and warrants to the Company and the Members as set forth below in this Article V.

5.1 Organization and Qualification.

(a) The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Buyer to be conducted. The Buyer is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Buyer to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. Complete and correct copies of the certificate of incorporation and bylaws of the Buyer, as amended and currently in effect, have been heretofore delivered to the Company. The Buyer is not in violation of any of the provisions of the Buyer’s certificate of incorporation and bylaws.

(b) The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer.

5.2 Subsidiaries.

(a) Except for SouthPeak Interactive Corporation, a Delaware corporation and wholly-owned Subsidiary of the Buyer (“Merger Co 1”), and GSPAC Merger Company, a Delaware corporation and wholly-owned Subsidiary of Merger Co 1 (“Merger Co 2”), the Buyer has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and the Buyer has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Merger Co 1 and Merger Co 2 are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have the requisite power and authority to own, lease and operate their assets and properties and to carry on their business as it is now being or currently planned by the Buyer to be conducted. Complete and correct copies of the certificates of incorporation and bylaws of Merger Co 1 and Merger Co 2, as amended and currently in effect, have been heretofore delivered to the Company. Neither Merger Co 1 nor Merger Co 2 are in violation of any of the provisions of their certificates of incorporation or bylaws.

(c) Merger Co 1 and Merger Co 2 do not have any assets or properties of any kind, do not now conduct and have never conducted any business, and have and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Buyer consists of 24,000,000 shares of Common Stock, 7,000,000 shares of Class B common stock, par value $.0001 per share (“Class B Common Stock”)and 5,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”), of which 1,920,100 shares of Common Stock, no shares of Class B Common Stock and no shares of Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 5.3(a), (i) no shares of Common Stock, Class B Common Stock or Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Common Stock, Class B Common Stock or Preferred Stock granted to employees of Buyer or other parties (“Stock Options”) and there are no outstanding Stock Options; (ii) no shares of Common Stock, Class B Common Stock or Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Common Stock, Class B Common Stock or Preferred Stock (“Warrants”) and there are no outstanding Warrants; and (iii) no shares of Common Stock, Class B Common Stock or Preferred Stock are reserved for issuance upon the conversion of the Preferred Stock or any outstanding convertible notes, debentures or securities (“Convertible Securities”). All shares of Common Stock, Class B Common Stock or Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Common Stock and all outstanding Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Buyer Contracts.

(b) As of the date of this Agreement, the authorized capital stock of Merger Co 1 consists of 31,000,000 shares of common stock, par value $.0001 per share (“Merger Co 1 Common Stock”), and 5,000 shares of preferred stock, par value $.0001 per share (“Merger Co 1 Preferred Stock,” and together with Merger Co 1 Common Stock, “Merger Co 1 Stock”), of which one share of Merger Co 1 Common Stock and no shares of Merger Co 1 Preferred Stock are issued and outstanding, which share is validly issued, fully paid and nonassessable. There are no outstanding options to purchase shares of Merger Co 1 Stock and no shares of Merger Co 1 Stock are reserved for issuance upon the exercise of outstanding options. There are no outstanding warrants to purchase shares of Merger Co 1 Stock and no shares of Merger Co 1 Stock are reserved for issuance upon the exercise of outstanding warrants.

(c) As of the date of this Agreement, the authorized capital stock of Merger Co 2 consists of 1,000 shares of common stock, par value $.0001 per share (“Merger Co 2 Stock”), of which one share of Merger Co 2 Stock is issued and outstanding, which share is validly issued, fully paid and nonassessable. There are no outstanding options to purchase shares of Merger Co 2 Stock and no shares of Merger Co 2 Stock are reserved for issuance upon the exercise of outstanding options. There are no outstanding warrants to purchase shares of Merger Co 2 Stock and no shares of Merger Co 2 Stock are reserved for issuance upon the exercise of outstanding warrants.

(d) The shares of Common Stock to be issued by the Buyer at the Closing in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Common Stock will be fully paid and nonassessable.

(e) Except as contemplated by this Agreement or as expressly set forth in the Buyer SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Buyer is a party or by which Buyer is bound with respect to any equity security of any class of Buyer.

(f) Except as provided for in this Agreement, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Buyer are issuable and no rights in connection with any shares, warrants, options or other securities of the Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

5.4 Authority Relative to this Agreement. The Buyer has full corporate power and authority to: (a) execute, deliver and perform this Agreement, and each ancillary document that the Buyer has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out the Buyer’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer (including the approval by its boards of directors), and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the stockholders of the Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement by the Buyer shall not: (i) conflict with or violate the Buyer’s certificate or incorporation or bylaws, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Buyer pursuant to, any Buyer Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Buyer.

(b) The execution and delivery of this Agreement by the Buyer do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Buyer is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, or prevent consummation of the transaction contemplated hereby or otherwise prevent the parties hereto from performing their obligations under this Agreement.

5.6 Compliance. The Buyer has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Buyer. The business and activities of the Buyer have not been and are not being conducted in violation of any Legal Requirements. The Buyer is not in default or violation of any term, condition or provision of its certificate of incorporation or bylaws. No written notice of non-compliance with any Legal Requirements has been received by the Buyer.

5.7 SEC Filings; Financial Statements.

(a) The Buyer has made available to the Members a correct and complete copy of each report and registration statement filed by the Buyer with the SEC (the “Buyer SEC Reports”), which are all the forms, reports and documents required to be filed by the Buyer with the SEC prior to the date of this Agreement. All Buyer SEC Reports required to be filed by the Buyer in the 12 month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Buyer SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Schedule 5.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents or will fairly present in all material respects the financial position of the Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on the Buyer taken as a whole.

5.8 No Undisclosed Liabilities. The Buyer has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Buyer SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Buyer, except (a) liabilities provided for in or otherwise disclosed in Buyer SEC Reports filed prior to the date hereof, (b)  liabilities resulting from the failure of the Buyer’s stockholders to approve the business combination as described in the Company’s definitive proxy statement dated April 11, 2008, including the return of the trust fund assets due the former holders of the Company’s Class B common stock and (c) amounts set forth on Schedule 5.8.

5.9 Indebtedness. The Buyer has no indebtedness for borrowed money.

5.10 Over-the-Counter Bulletin Board Quotation. The Common Stock and warrants to purchase the Common Stock are quoted on the OTCBB. There is no action or proceeding pending or, to the Buyer’s knowledge, threatened against the Buyer by Nasdaq or Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

5.11 Board Approval. The board of directors of the Buyer (including any required committee or subgroup of the board of directors of the Buyer) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated hereby and (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of the Buyer.

5.12 Brokers. The Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each of the Buyer and the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use its reasonable best efforts consistent with past practice to keep available the services of its officers and key employees and use its reasonable best efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Each of the Buyer and the Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on the Buyer or the Company.

6.2 Restrictions on Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, neither the Buyer nor the Company shall do, cause or permit any of the following, without the prior written consent of the other:

(a) Charter Documents. Cause or permit any amendments to its certificate of incorporation, articles of organization, bylaws, operating agreement or other equivalent organizational documents;

(b) Dividends; Changes in Capital Stock. Except for payment on behalf of the Buyer of amounts owed to the former holders of the Class B Common Stock from the Trust Account, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Material Contracts. Other than in the case of the Company in the ordinary course of business, enter into any new material contract, or violate, amend or otherwise modify or waive any of the terms of any existing material contract or Material Company Contract, other than upon prior consultation with, and prior written consent (which shall not be unreasonably withheld) of the other parties to this Agreement.

(d) Issuance of Securities. Except as contemplated hereby, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any equity securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such equity securities or other convertible securities;

(e) Intellectual Property. Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $1,000 any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising, other than as to the Company, in the ordinary course of business;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $100,000 individually or in the aggregate;

(j) Acquisitions. Except as contemplated by this Agreement, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, or acquire any equity securities of any corporation, partnership, association or business organization;

(k) Taxes. In the case of the Company, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) Accounting Policies and Procedures. Make any change to its financial accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(m) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

6.3 No Claim Against Trust Account. The Company and the Members hereby waive all rights against the Buyer to collect from the Trust Account any moneys that may be owed to the Company or the Members by the Buyer for any reason whatsoever, including but not limited to a breach of this Agreement by the Buyer or any negotiations, agreements or understandings with the Buyer, and will not seek recourse against the Trust Account for any reason whatsoever.

6.4 Access to Information.

(a) Except as prohibited by applicable law, each of the Buyer and the Company shall afford the other and its accountants, counsel and other representatives (the “Representatives”), reasonable access during normal business hours during the period prior to the Closing to (i) all of such party’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request. Each of the Buyer and the Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable law, from the date hereof until the Closing, each of the Buyer and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

(d) Each of the Buyer and the Company shall provide the other and its Representatives reasonable access, during normal business hours during the period prior to the Closing, to all of such party’s Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party: (i) a schedule of the types of Tax Returns filed by the Buyer or Company, as applicable, in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all Tax elections filed in each jurisdiction by the Buyer or Company, as applicable, and (v) receipts for any Taxes paid to foreign Tax authorities.

6.5 Confidential Information; Non-Solicitation or Negotiation.

(a) Confidential Information. Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any Governmental Entity or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its Members, stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party through its own independent investigations of the other party or received by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party. In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

(b) No Solicitation or Negotiation. Unless and until this Agreement is terminated or consummated, none of the Company, the Members or the Buyer shall, and the Buyer shall ensure that Merger Co 1 and Merger Co 2 shall not, suffer or permit their respective directors, officers, stockholders, employees, representatives, agents, investment bankers, advisors, accountants or attorneys, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than as expressly contemplated by this Agreement) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving any of the Company, the Buyer, Merger Co 1 or Merger Co 2 or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, Company, the Buyer, Merger Co 1 or Merger Co 2 (an “Alternative Proposal”) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal. The Company and the Members on the one hand, and the Buyer on the other hand, shall notify the other orally and in writing of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Alternative Proposal), as promptly as practicable and in any event within 48 hours after the receipt thereof, and shall keep the other parties informed of the status and details of any such inquiry, offer or proposal. The Company, Members and the Buyer shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing.

6.6 Public Disclosure. Unless otherwise permitted by this Agreement, the Buyer and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

6.7 Consents; Cooperation.

(a) The Buyer shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby.

(b) Each of the Buyer and the Members shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby. The Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its Material Company Contracts in connection with the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary in Section 6.7(b), the Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on the Company.

6.8 Legal Requirements. Each of the parties hereto shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.9 Blue Sky Laws. The Buyer shall use its best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Common Stock to the Members in connection with the transactions contemplated hereby.

6.10 Employment Agreements. At the Closing, the Buyer and Terry Phillips shall enter into an employment agreement in the form attached hereto as Exhibit A (the “Executive Chairman Agreement”) to serve as the Buyer’s Executive Chairman. At or before the Closing, the Buyer and Melanie Mroz shall enter into an employment agreement in the form attached hereto as Exhibit B (the “CEO Employment Agreement”) to serve as the Chief Executive Officer of the Buyer.

6.11 Indemnification. All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Buyer and the Company as provided in the organic documents of the Buyer and the Company or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms. If the Buyer, the Company or any of their respective successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer or the Company, respectively, assume the obligations set forth in this Section 6.11. The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Buyer or Company for all periods ending on or before the Closing and may not be changed without the consent of each consent of each person that may be adversely affected thereby.

6.12 Registration of Founder Warrants.  As soon as practicable following the Closing, the Buyer shall use its best efforts to register the warrants issued to the Buyer’s founders and will register the shares underlying such warrants when it registers the shares underlying the warrants which were registered in connection with the Buyer’s initial public offering.

6.13 Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.14 D&O Insurance. The Company shall cause the Buyer to have obtained 12 months of directors and officers liability insurance and 12 months of “tail” coverage for any directors and officers of the Buyer who have resigned in anticipation of the transaction contemplated under this Agreement.

6.15 Payment of Liabilities. Following the Closing, the Company shall have caused the Buyer to promptly pay the outstanding liabilities of the Company subject to the amount of such liabilities not exceeding the cash Buyer possesses on the date of the Closing by no more than $70,000.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Closing Date, this Agreement may be terminated:

(a) by mutual consent of the Buyer, the Company and the Members;

(b) by either the Buyer or the Company, if, without fault of the terminating party, the Closing shall not have occurred on or before May 31, 2008, or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”);

(c) by the Buyer, if the Company or the Members breach any of its or their representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 3.2(a) not to be satisfied and such breach shall not have been cured within ten business days of receipt by the Company and/or the Members of written notice of such breach (and the Buyer has not willfully breached any of its covenants hereunder, which breach is not cured);

(d) by Company, if the Buyer breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 3.3(a) not to be satisfied and such breach shall not have been cured within ten business days of receipt by the Buyer of written notice of such breach (and the Company and/or the Members have not willfully breached any of its or their covenants hereunder, which breach is not cured); or

(e) by either the Buyer or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the parties hereto, or their respective Members, officers, directors, managers, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 6.5 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

7.3 Expenses and Termination Fees.

(a) Subject to Sections 7.3(b) and (c), whether or not the transactions contemplated hereby are consummated, all costs and expenses (including transfer and other similar Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b) If the Buyer terminates this Agreement pursuant to Section 7.1(c) then the Company shall promptly reimburse the Buyer for all of the out-of-pocket costs and expenses incurred on or after April 25, 2008 by the Buyer in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(c) If the Company terminates this Agreement pursuant to Section 7.1(d) the Buyer shall promptly reimburse the Company and/or the Members, as applicable, for all of the out-of-pocket costs and expenses incurred on or after April 25, 2008 by the Company and/or the Members, as applicable, in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

7.4 Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the Company may cause Articles II, III and VI of this Agreement to be amended at any time prior to the Closing to satisfy the requirements of the investors of the PIPE Financing as set forth in the binding letter of intent related thereto; provided further that the Company shall provide prompt notice of the same to the Buyer.

7.5 Extension; Waiver. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII
GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)if to the Buyer to:

Global Services Partners Acquisition Corp.
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
Attn: Abhishek Jain

with a copy (which shall not constitute notice) to:

Miller and Martin, PLLC
1170 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
Attn: Joseph Delgado, Jr.

(b)if to Company to:

SouthPeak Interactive, LLC
2900 Polo Parkway
Suite 104
Midlothian, Virginia 23113
Attn: Mr. Terry Phillips

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

(c) if to the Members to address set forth below their respective name on Schedule I attached hereto.

with a copy (which shall not constitute notice to the Members) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile and/or PDF, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedules and the Buyer Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, dated July 2, 2007, by and between the Buyer and the Company, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

8.4 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5 Remedies Cumulative; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or Federal court located within the City of Alexandria, Virginia or the County of Fairfax, Virginia in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Membership Interest Purchase Agreement has been duly executed by the parties as of and on the date first above written.

BUYER:

GLOBAL SERVICES PARTNERS ACQUISITION CORP.

By:	/s/ Abhishek Jain
Name:	Abishek Jain
Title:	Chief Executive Officer

COMPANY:

SOUTHPEAK INTERACTIVE, LLC

By:	/s/ Terry M. Phillips
Name:	Terry Phillips
Title:	Managing Member

MEMBERS:

/s/ Terry M. Phillips
Terry Phillips

/s/ Gregory M. Phillips
Gregory Phillips

/s/ Melanie Mroz
Melanie Mroz

/s/ Katie Morgan
Katie Morgan